Exhibit 99.1

Contact:	Porter, LeVay & Rose, Inc.
Provectus Biopharmaceuticals, Inc.	Marlon Nurse, DM, SVP – Investor Relations
Peter R. Culpepper, Interim CEO, COO	Phone: 212-564-4700
Phone: 866-594-5999 #30	Allison + Partners
Todd Aydelotte, Managing Director –
Media Relations
Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS ANNOUNCES POSTER PRESENTATION ON PV-10 AT ANNUAL MEETING OF AMERICAN SOCIETY OF CLINICAL ONCOLOGY NOW AVAILABLE ONLINE

Poster Details PV-10 as Melanoma Treatment as Single Agent Therapy and in Combination

KNOXVILLE, TN, June 9, 2016 —Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, www.provectusbio.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or “The Company”), today announced that the poster presented at the Annual Meeting of the American Society of Clinical Oncology is now available online.

Titled “Intralesional rose bengal for treatment of melanoma,” the poster (abstract TPS9600) was presented Saturday, June 4, 2016, by Dr. Sanjiv Agarwala, and can now be viewed at: http://meetinglibrary.asco.org/content/127229?media=vm

Dr. Agarwala’s presentation reviewed the current studies underway for melanoma utilizing PV-10: the phase 3 clinical trial of intralesional PV-10 as a single agent therapy for locally advanced cutaneous melanoma (study PV-10-MM-31, clinicaltrials.gov identifier NCT02288897); and the phase 1b/2, study of intralesional PV-10 in combination with immune checkpoint inhibition (study PV-10-MM-1201, NCT02557321).

Study PV-10-MM-31 is an international multicenter, open-label, randomized controlled trial (RCT) of single-agent intralesional PV-10 versus systemic chemotherapy or intralesional oncolytic viral therapy to assess treatment of locally advanced cutaneous melanoma. A total of 225 patients with Stage IIIB to IV-M1a melanoma will be randomized in a 2:1 ratio against the comparator therapy for assessment of progression free survival.

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Study PV-10-MM-1201 is an international multicenter, open-label, sequential phase study of intralesional PV-10 in combination with pembrolizumab, marketed by Merck as Keytruda®. Stage IV metastatic melanoma patients with at least one injectable cutaneous or subcutaneous lesion who are candidates for pembrolizumab are eligible for study participation. In the Phase 1b portion of the study, all participants receive the combination of IL PV-10 and pembrolizumab (i.e., PV-10 + standard of care). In the subsequent Phase 2 portion of the study participants will be randomized 1:1 to receive either the combination of IL PV-10 and pembrolizumab or pembrolizumab alone for assessment of progression free survival.

Dr. Eric Wachter, Ph.D., Chief Technology Officer of Provectus, noted, “ASCO is the largest and most important oncology meeting of the year, and we were extremely fortunate to be selected for participation in the technical program. This international meeting allows us to have face-to-face discussions with current and prospective investigators from around the globe where we can efficiently exchange information about our development efforts, changes in the oncology landscape, and potential impacts on protocol designs.”

Dr. Wachter continued, “This meeting occurred at a fortuitous time, since we have had numerous discussions with key investigators over the several months since our phase 3 protocol underwent significant updating earlier this year to address changes in standard of care for patients with locally advanced cutaneous melanoma. These discussions identified several small but important changes to patient eligibility to align protocol requirements more closely with typical patient characteristics, and we intend to implement these in the near future, particularly in light of the positive feedback we received to these at the meeting.”

About ASCO

ASCO promotes and provides for lifelong learning for oncology professionals; cancer research; an improved environment for oncology practice; access to quality cancer care; a global network of oncology expertise; and educated and informed patients with cancer. ASCO is supported by its affiliate organization, the Conquer Cancer Foundation, which funds groundbreaking research and programs that make a tangible difference in the lives of people with cancer. For further information, visit http://www.asco.org/.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10 is a novel investigational drug for cancer: melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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